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                                                                      EXHIBIT 99

[DUSA LETTERHEAD]



DUSA PHARMACEUTICALS, INC.(R)
FOR IMMEDIATE RELEASE


                      DUSA PHARMACEUTICALS REPORTS LAWSUIT

WILMINGTON, MA. MARCH 31, 2006 - DUSA Pharmaceuticals, Inc. (NASDAQ NMS: DUSA) reports that a lawsuit was filed by River's Edge Pharmaceuticals, LLC on March 28, 2006, alleging, among other things, that Sirius Laboratories, Inc., a wholly-owned subsidiary of DUSA, agreed to authorize River's Edge to market a generic version of Nicomide(R), and that the United States patent covering Nicomide(R) issued to Sirius in December, 2005 is invalid. The declaratory judgment suit was filed in the United States District Court for the Northern District of Georgia, Gainesville Division. Nicomide(R) is one of the key products DUSA acquired from Sirius Laboratories, Inc. in its recent merger, which closed on March 10, 2006.

Bob Doman, DUSA's President and COO stated, "DUSA has aggressively protected its proprietary patent and trademark positions in the past and will take the necessary and appropriate actions in this matter as well. We remain very pleased with our acquisition of Sirius, and will continue to focus on the ongoing integration of the companies."

DUSA Pharmaceuticals, Inc. is a biopharmaceutical company engaged primarily in the development of Levulan(R) Photodynamic Therapy (PDT) and Photodetection (PD) for multiple medical indications, with its primary focus in dermatology. PDT and PD utilize light-activated compounds such as Levulan(R) to induce a therapeutic or detection effect. In addition, DUSA markets and sells a line of products, including Nicomide(R), the AVAR(R) line and other products resulting from its recent merger with Sirius Laboratories, Inc. targeting patients with acne and rosacea. DUSA maintains offices in Wilmington, MA, Valhalla, NY, and Toronto, Ontario. Sirius is located in Vernon Hills, Illinois.

Except for historical information, this news release contains certain forward-looking statements that represent our current expectations and beliefs concerning future events, and involve certain known and unknown risk and uncertainties. These forward-looking statements relate to necessary and appropriate actions that will be taken in this matter and focus on integration of Sirius into DUSA. These forward-looking statements are further qualified by important factors that could cause actual results to differ materially from those in the forward-looking statements. These factors include, without limitation, the litigation process, the maintenance of our patent portfolio, sufficient funding, and other risks and uncertainties identified in DUSA's Form 10-K for the year ended December 31, 2005.

For further information contact:
D. GEOFFREY SHULMAN, MD, President and CEO or SHARI LOVELL, Director, Shareholder Services
Tel: 416.363.5059 Fax 416.363.6602
or visit www.dusapharma.com